UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2026

Diversified Energy Company
(Exact name of registrant as specified in its charter)

Delaware	011-41870	41-2283606
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Corporate Drive Birmingham, Alabama		35242
(Address of Principal Executive Office)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (205) 408-0909
(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2())
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered, pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DEC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement
On February 5, 2026 (the “Closing Date”), Diversified Energy Company (the “Company”) completed the previously announced tap-on offering of $200 million principal amount of 9.75% senior secured bonds due 2029 (the “Bonds”) by its wholly-owned subsidiary, Diversified Gas & Oil Corporation (“DGOC”), in the Nordic bond market (the “Tap Bonds”).

The Company previously issued $300 million of the Bonds in April 2025 pursuant to the Bond Terms dated April 7, 2025 (the “Bond Terms”) by and between DGOC and Nordic Trustee AS, as Bond trustee (the “Bond Trustee”). On the Closing Date, the Tap Bonds were issued pursuant to a Tap Issue Addendum by and between DGOC and the Bond Trustee (“Tap Issue Addendum”). The Bonds are guaranteed by us and secured by (i) all of the Company’s U.S. bank accounts, (ii) the equity interests in DGOC as well as DGOC’s equity interests in its direct operating subsidiaries and (iii) interests in certain intercompany loans.

The Bonds will mature on April 9, 2029. Interest on the Bonds is payable semi-annually in arrears on April 9 and October 9 of each year. Early redemption of the Bonds prior to April 9, 2027 requires the payment of make-whole amounts, and redemption on or after that date is subject to premiums that decline over time. The Bonds contain the following financial covenants: (i) the leverage ratio shall not exceed 3.5 to 1.00; (ii) the asset coverage ratio shall not be less than 1.20 to 1.00; (iii) book equity shall not be less than $500,000,000; and (iv) liquidity shall not be less than 25% of the outstanding Bonds. The Bonds are also subject to negative covenants as set forth in the Bond Terms. Upon the occurrence of certain change of control or delisting events, as specified in the Bond Terms, each holder of the Bonds will have the right to require that the Company repurchase all or some of such holder’s Bonds in cash at a purchase price equal to 101% of the aggregate principal amount thereof. The Bond Terms contain certain customary events of default, including, among other things: (i) default in the payment of any amount when due; (ii) default in the performance of any obligation in the Finance Documents, as defined in the Bond Terms, which default continues uncured for a period of 20 business days after the earlier of (1) DGOC’s actual knowledge of such event or (2) DGOC’s receipt of notice from the Bond Trustee; and (iii) certain voluntary or involuntary events of bankruptcy, insolvency or reorganization. The foregoing description of the Bond Terms and the Tap Issue Addendum are summaries only and are qualified in their entirety by reference to the full text of the Bond Terms and Tap Issue Addendum, which are attached as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K.

Item 2.03    Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
4.1	Bond Terms for 9.75% Senior Secured Bonds due 2029, dated April 7, 2025, by and between Diversified Gas & Oil Corporation and Nordic Trustee, AS, as bond trustee.
4.2	Tap Issue Addendum for 9.75% Senior Secured Bonds due 2029 dated February 5, 2026 by and between Diversified Gas & Oil Corporation and Nordic Trustee, AS, as bond trustee.
104	Cover Page Interactive Data File (embedded within Inline XBRL document
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Diversified Energy Company

February 10, 2026	By:	/s/ Benjamin M. Sullivan
Date		Benjamin M. Sullivan
Senior Executive Vice President, Chief Legal and Risk Officer and Corporate Secretary